THE EFFECT OF SPUTUM STORAGE AND SHIPPING TEMPERATURE ON FLOW CYTOMETRIC OUTCOMES OF SPUTUM-BASED DIAGNOSTIC TESTS

Rossella Titone[1], Lydia H. Bederka[1], David J. Elzi[1], William E. Bauta[1] and Jennifer Rebeles[1]

Introduction

- Sputum is a thick mixture of saliva and mucus, containing a diverse cellular population that includes both hematopoietic and non-hematopoietic elements.
- Sputum can be collected from patients for the diagnosis of lung diseases, but temperature excursions may have consequences on the test results.
- Controlled shipping and storage conditions of clinical specimens are crucial to preserve the integrity of the sample's cellular composition.



Figure 1: Sputum Sample

- This study investigated the impact of three storage temperatures on the flow cytometric analysis of sputum samples, utilizing markers specific to cell populations known to be well characterized in sputum.

Methods


A
1. Sputum plug cut in four
2. Storage 4°C 23°C 37°C
3. Sputum processing to single cell suspension
4. Antibody/dye staining
5. Flow cytometry acquisition
B
CD45+ (immune) cells
CD45- (epithelial) cells
CD66b/3/19-FITC-AF488
CD206-PE-CF-594
panCK-AF488
EpCAM-PE-CF-594
Q1
Q2
Q3
Q4
1. Granulocytes/lymphocytes
2. Alveolar macrophages
3. Interstitial macrophages
Adapted from Bederka et al. 2022, PLoS One

Figure 2: Sputum Sample Analysis Overview. (A) Experimental setup. **(B)** Flow cytometry of sputum samples showing immune cell markers (CD66b, CD3, CD19) vs. macrophage marker (CD206) fluorescence intensity (left plot). Epithelial markers (panCK vs. EpCAM) fluorescence intensity (right plot).

Sputum Processing, Staining and Analysis Method

- Sputum was collected for three days, stored at 4ºC, and shipped overnight on the third day (with cold pack) to the laboratory where it was cut into four similar weight pieces and processed or stored at 4, 23 or 37ºC, then processed as described in **Figure 2A**.
- Sputum was dissociated to a single cell suspension using 0.5% n-acetyl cysteine and 0.1% dithiothreitol, and cells were counted, with exclusion of dead cells by Trypan Blue staining.
- Single cell suspensions were labeled with a viability dye (FVS510) and fluorescently conjugated antibodies against immune and epithelial cell markers; they were subsequently analyzed by flow cytometry (**Figure 1B**).
- Variability differences were measured as the percentage difference between test condition measurements and standard storage temperature measurements; a ±20% difference was considered acceptable variability.

Results

Effect of Temperature on Sputum Viability

- Storage temperature above 4°C significantly affected cell number, causing over 20% variability in 60% of replicates stored at 23°C and 80% of replicates stored at 37°C (**Figure 3**).

A

Replicate	Temperature	Total Cells (10^4)	Live Cells (10^4)
1	4°C	178,823	119,921
1	23°C	183,116	119,484
1	37°C	157,990	113,906
2	4°C	10,124	6,605
2	23°C	11,923	7,244
2	37°C	3,947 ↓	1,672 ↓
3	4°C	8,505	4,662
3	23°C	13,536 ↑	8,186 ↑
3	37°C	13,381 ↑	7,541 ↑
4	4°C	7,439	3,913
4	23°C	11,670 ↑	6,780 ↑
4	37°C	10,223 ↑	7,238 ↑
5	4°C	2,903	1,632
5	23°C	5,330 ↑	3,350 ↑
5	37°C	4,722 ↑	3,018 ↑


B
Total Cells
C
Live Cells
% Change from the Standard
4°C
23°C
37°C

Figure 3: Effect of storage temperature on cell number. (A) Table summarizing total and live cell counts data from replicates 1 to 5 and divided by storage temperature. Blue downward arrows (↓), indicate a ≥20% decrease in cell count compared to the standard 4°C storage. Pink upward arrows (↑), indicate a ≥20% increase in cell count compared to 4°C. Graphs of the total cell count **(B)** and live cells count **(C)** at the different temperatures show the percent change of the 23°C and 37°C storage compared to the standard 4°C storage. The red dotted lines indicate the acceptable variability range.

- Some of the replicates showed a population with smaller scatter and lower viability dye (FVS510) fluorescence. This population with lower FVS510 increased at higher temperatures, suggesting a rise in contamination (**Figure 4**).


A
4°C
23°C
37°C
FVS510 - A
FSC - A
B
Dead Population - MFI
C
% Live Population
% Change from the Standard

Figure 4: . Effect of storage temperature on cell viability. (A) Representative dot plots of FVS510 fluorescence intensity area (A) vs forward scatter-A (FSC-A) at 4º, 23º and 37ºC for one of the replicates. Live and dead cells were gated, while the black oval indicate contamination. Graphs of the total dead population mean fluorescence intensity (MFI) **(B)** and % of live cells **(C)** at the different temperatures show the % of change of the 23º and 37ºC storage compared to the standard 4°C storage. The red dashed lines indicate the acceptable variability range of 20% compared from the standard.

Effect of Temperature Sputum Cells on Immune and Non-immune cells

Storage temperature of 37°C significantly affected the MFI and the percentage of cells stained with granulocyte/lymphocyte, macrophage and epithelial cell markers for most of the replicates (**Figure 5**):

- The analysis of the MFI for granulocyte/lymphocyte and macrophage markers showed <20% variability in most of the samples stored at 23°C and >20% variability in 60% of samples stored at 37°C.
- Data on the percentages of granulocyte/lymphocyte and macrophage markers showed >20% variability in 60% of replicates at 23°C.
- The variability was >20% in 60% of replicates for the granulocyte/lymphocyte population and in 80% of the replicates for the macrophage population when stored at 37°C.
- The epithelial markers (panCK and EpCAM) showed similar variability patterns observed with immune cells.


A
MFI - Granulocytes/Lymphocytes
MFI - CD206+ Macrophages
MFI - panCK+
MFI - EpCAM+
B
% Granulocytes/Lymphocytes
% macrophages
% EpCAM+/panCK+ cells
% Change from the Standard

Figure 5: Effect of storage temperature on sputum cell populations. Graphs of the MFI **(A)** and percentage **(B)** of the granulocyte/lymphocyte, macrophage and epithelial cell (panCK, EpCAM) markers at the different temperatures show the percentage of change of the 23ºC and 37ºC storage compared to the standard 4°C storage. The red dashes indicate the acceptable variability range (20%).

Conclusion

- Our results demonstrate the importance of maintaining sputum samples at 4ºC for optimal results.
- We concluded that sputum samples should not be left out at temperatures above 4ºC to avoid contamination from bacterial and/or yeast growth that could affect the flow cytometric analysis.
- We recommend keeping sputum samples for use in flow cytometry-based diagnostic tests at 4ºC before processing.

COME SEE US AT BOOTH #2242

[1]bioAffinity Technologies, San Antonio, TX, USA